FORM 4
[ ]Check box if no longer             U.S. SECURITIES AND EXCHANGE COMMISSION
   subject to Section 16.                      Washington, D.C. 20549
   Form 4 or Form 5 obligations
   may continue.  See Instruc-     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
   tion 1(b).
       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
	  Section 17(a) of the Public Utility Holding Company Act of 1935 or
		Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person    | 2. Issuer Name and Ticker or
Rochlis          James             J.      |    Trading Symbol
(Last)          (First)         (Middle)   |    Chris-Craft Industries, Inc.
             150 E. 69th St.               |    (CCN)
                (Street)                   | ----------------------------------
New York       NY                 10021    | 3. IRS or Social Security Number
(City)      (State)               (Zip)    |    of Reporting Person (Voluntary)
                                           |
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4. Statement for Month/Year |  5. If Amendment, Date of Original (Month/Year)
   05/98                    |
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6. Relationship of Reporting Person      | 7. Individual or Joint/Group Filing
   to Issuer                             |
  (Check all applicable)                 |    X  Form filed by one Reporting
    x  Director           10% Owner      |   --- Person
   ---                ---                |       Form filed by more than one
       Officer (give      Other (specify |   --- Reporting Person
   --- title below)   --- below)         |
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Table I - Non-Derivative Securties Acquired, Disposed of, or Beneficially Owned

1. Title of security     2.Transaction     3.Transaction      4.Securities       5.Amount of         6.Ownership     7.Nature of
                           Date              Code               Acquired (A)       Securities          Form:           Indirect
                          (Month/Day/Year)                      or Disposed        Beneficially        Direct (D)      Beneficial
                                                                of (D)             Owned at End        Indirect (I)    or Ownership
                                                                                   of Month
                                             Code   V      Amount    (A)  Price
								      or
								     (D)

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

FORM  4 (Continued)         Table II-Derivative Securities Acquired, Disposed
			      of, or Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)

1. Title of            2. Conversion or     3. Transaction  4. Transaction  5. Number of        6. Date
   Derivative             Exercise Price       Date            Code            Derivative          Exercisable
   Security               of Derivative        (Month/                         Securities          and Expiration
                          Security             Day/Year)                       Acquired (A)        Date
                                                                               or Disposed         (Month/Day/Year)
                                                                               of (D)              Date         Expiration
                                                               Code  V         (A)      (D)        Exercisable  Date
Director stock option
  (right to buy)          $56.50               5/05/98         A     V         5,626    --         5/05/98      5/04/03

7. Title and Amount of       8. Price of             9. Number of            10. Ownership     11. Nature
   Underlying Securities        Derivative              Derivative               Form of           of
                                Security                Securities               Derivative        Indirect
                                                        Beneficially             Security:         Beneficial
                                                        Owned at End             Direct (D)        Ownership
                                                        of Month                 or
                                                                                 Indirect (I)
Title           Number
		of Shares
Common stock    5,626        --                         5,626                    D

Explanation of Responses:

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**Intentional misstatements or omissions of facts constitute Federal
Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

   /s/James J. Rochlis                         June 04, 1998
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   **Signature of Reporting Person                  Date